Prospectus Supplement Dated February 3, 2010 (To prospectus dated February 22, 2001)	Filed pursuant to Rule 424(b)(3) Registration No. 333-55078
11,622,041 Shares
Common Shares of Beneficial Interest

This prospectus supplement supplements the prospectus dated February 22, 2001, as previously supplemented on December 17, 2001 (the “Prospectus”), that is included within the registration statement filed with the Securities and Exchange Commission on February 6, 2001 relating to the possible issuance from time to time by us of up to 425,925 of our common shares of beneficial interest, par value $.01 per share, and the resale of up to 11,450,469 of our common shares by the selling shareholders indentified in the Prospectus and their transferees, assignees, donees, distributes, pledgees or other successors in interest.
We are providing this prospectus supplement to supplement the table under the caption “Selling Shareholders” in the Prospectus by the information reflected in the table below, to give effect to transfers of our common shares and units of limited partnership interest of Colonial Realty Limited Partnership, our operating partnership, by selling shareholders previously listed in the Prospectus. The following updated information is based upon information provided to us by the selling shareholder identified below and is accurate to the best of our knowledge as of January 28, 2010. This prospectus supplement should be read in conjunction with and accompanied by, and is qualified by reference to, the Prospectus, except to the extent that the information in this prospectus supplement supersedes any information contained in the Prospectus.
Because the selling shareholders may sell all or some of the common shares offered hereby, we cannot accurately estimate the number of common shares that will be sold by the selling shareholders. There is no assurance that the selling shareholders will sell any of the common shares offered hereby. As used in the Prospectus and this prospectus supplement, the term “selling shareholder” also includes transferees, assignees, donees, distributees, pledgees or other successors in interest of any person identified as a selling shareholder.

Percentage of
	Common Shares		Common Shares	Common Shares
	Beneficially		Beneficially	Beneficially
	Owned Prior to	Common Shares	Owned After the	Owned After the
Name of Selling Shareholder	the Offering (1)	Offered Hereby	Offering (2)	Offering (2) (3)
Frank J. B. Varallo Revocable Trust (4)	8,946	8,946	0	*

*	Less than 1%

(1)	Includes common shares issuable upon redemption of common units of limited partnership interest in Colonial Realty Limited Partnership.

(2)	Assumes the selling shareholder sells all of his, her or its common shares offered pursuant to the Prospectus or this prospectus supplement.

(3)	Calculated based on a total of 66,759,505 common shares outstanding as of February 1, 2010.

(4)
Includes 8,946 common shares issuable upon redemption of common units of limited partnership interest in Colonial Realty Limited Partnership which were originally issued to Frank J. B. Varallo on November 1, 1997 and were subsequently transferred in May 2006 to the Frank J. B. Varallo Revocable Trust (the “Trust”). R.F. Decosimo and Catherine V. Bratton are the trustees of the Trust and hold voting and dispositive power over all units and shares held by the Trust. The address for the Trust is c/o R.F. Decosimo, Suite 1100—Tallan Building, Two Union Square, Chattanooga, Tennessee 37402.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 3, 2010.